UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                  FORM 8-K



                               CURRENT REPORT
   PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                               July 26, 1999
              Date of Report (Date of earliest event reported)



                             SALANT CORPORATION
             (Exact name of registrant as specified in charter)



   DELAWARE                        0-2433                    13-3402444
(State or other               (Commission File             (IRS Employer
jurisdiction of                    Number)              Identification No.)
incorporation)



1114 Avenue of the Americas, New York, New York                  10036
(Address of Principal Executive Offices)                       (Zip Code)



                               (212) 221-7500
            (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

     As previously reported, the Company is a defendant in a lawsuit captioned Maria Delores Rodriguez-Olvera, et al. vs. Salant Corp. et al., Case No. 97-07-14605-CV, in the 365th Judicial District Court of Maverick County, Texas (the "Rodriguez-Olvera Action"). The plaintiffs in the Rodriguez-Olvera Action assert personal injury, wrongful death, and survival claims arising out of a bus accident that occurred on June 23, 1997. A bus registered in Mexico, owned by the Company's subsidiary Maquiladora Sur, S.A. de C.V. ("Maquiladora"), a Mexican corporation (and driven by a Mexican citizen and resident employed by Maquiladora), carrying Mexican workers from their homes in Mexico to their jobs at Maquiladora, overturned and caught fire in Mexico. Fourteen persons were killed in the accident, and twelve others claim injuries as a result of the accident; the Rodriguez-Olvera plaintiffs seek compensation from the Company for those deaths and injuries.

     The Company has vigorously defended against the allegations in the lawsuit. Its defenses include, among other things, that the claims, if any, asserted by the Rodriguez-Olvera plaintiffs exist against Maquiladora, and not the Company, and that the Rodriguez-Olvera Action should be tried in the courts of Mexico, and not the United States, under the doctrine of forum non conveniens. The Company also contends that the law of Mexico, rather than that of the United States, governs the Rodriguez-Olvera plaintiffs' claims. The Rodriguez-Olvera plaintiffs generally disagree with the foregoing positions, although they have recently advised that they may now agree that the law of Mexico applies, in whole or in part, while also contending that under the law of Mexico, they may nevertheless recover substantial sums.

     A motion on behalf of the Company to dismiss the Rodriguez-Olvera Action under the doctrine of forum non conveniens was denied by the trial court. The Company then sought review of that ruling by an action for a writ of mandamus, captioned In re Salant Corporation et al., Case No. 4-98-00929-CV (the "Mandamus Action"), in the Court of Appeals for the Fourth District of Texas, at San Antonio (the "Texas Court of Appeals"), which stayed proceedings in the underlying Rodriguez-Olvera Action pending the outcome of the mandamus proceeding before it.

     In developments since the filing by the Company of its last Annual Report under Form 10-K, the Texas Court of Appeals denied the writ of mandamus (leaving intact the lower court's denial of the Company's motion to dismiss for forum non conveniens), and lifted its stay of the underlying Rodriguez-Olvera Action in the trial court. Mandamus was thereafter sought in the Texas Supreme Court, and the Texas Supreme Court denied relief.

     Upon the lifting of the stay by the Texas Court of Appeals, the trial court set the Rodriguez-Olvera Action for trial, with jury selection to begin on July 26, 1999. The Rodriguez-Olvera plaintiffs have advised that they will rely in substantial part on actions in the United States that are alleged to give rise to liability.

     Also, as previously reported, the Company is also a defendant in a related declaratory judgment action, captioned Hartford Fire Insurance Co.
v. Salant Corp., Index No. 60233/98, in the Supreme Court of the State of New York, County of New York (the "Hartford Action"), relating to the Company's insurance coverage for the claims that are the subject of the Rodriguez-Olvera Action. In the Hartford Action, the Company's insurers seek a declaratory judgment that the claims asserted in the Rodriguez-Olvera Action are not covered under the policies that the insurers had issued. The Company's insurers have nevertheless provided a defense to the Company in the Rodriguez-Olvera Action, without prejudice to their positions in the Hartford Action.

     If, as the Company contends in the Hartford Action, the Rodriguez-Olvera claims are covered by insurance, the damages sought by the Rodriguez-Olvera plaintiffs nevertheless exceed the face amount of the Company's liability insurance coverage. Accordingly, it is possible that the damages that would be awarded in the Rodriguez-Olvera Action could exceed available coverage limits. Since the time of the Company's filing of its Annual Report on Form 10-K, counsel for the plaintiffs in the Rodriguez-Olvera Action has once more offered to settle that lawsuit for an amount that is within the Company's insured limits. While the Company's carriers made a settlement proposal in response, their offer was for a lesser amount, and was rejected. The Company has demanded of its carriers that the Rodriguez-Olvera Action be settled within the Company's policy limits, and, if it is not, is considering the Company's options in this regard.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                SALANT CORPORATION



Dated:  July 26, 1999                           By:/s/ Awadhesh Sinha
                                                   ------------------------
                                                   Awadhesh Sinha,
                                                   Chief Financial Officer